Recording requested by, and
when recorded return to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017

ATTN:  F. Robert Wheeler, Jr., Esq.


DEED OF TRUST,
ASSIGNMENT OF RENTS AND LEASES
AND SECURITY AGREEMENT


from


KOPPEL STEEL CORPORATION, Grantor


to


William D. Cleveland, Trustee
for the use and benefit of
THE HUNTINGTON NATIONAL BANK,
as Trustee and Collateral Agent, Beneficiary


DATED AS OF JULY 28, 1995
TABLE OF CONTENTS

Background . . . . . . . . . . . . . . . . . . . . . . .   1

Granting Clauses . . . . . . . . . . . . . . . . . . . .   2

1.   Warranty of Title . . . . . . . . . . . . . . . . .   6

2.   Payment and Performance of Obligations. . . . . . .   7

3.   Requirements. . . . . . . . . . . . . . . . . . . .   7

4.   Payment of Taxes and Other Impositions. . . . . . .   8

5.   Insurance . . . . . . . . . . . . . . . . . . . . .   9

6.   Restrictions on Liens, Encumbrances and
     Sales . . . . . . . . . . . . . . . . . . . . . . .  13

7.   Relationship of Beneficiary and Grantor . . . . . .  14

8.   Maintenance; No Alteration; Inspection;
     Utilities . . . . . . . . . . . . . . . . . . . . .  14

9.   Condemnation/Eminent Domain . . . . . . . . . . . .  15

10.  Leases. . . . . . . . . . . . . . . . . . . . . . .  15

11.  Further Assurances/Estoppel
     Certificates. . . . . . . . . . . . . . . . . . . .  17

12.  Beneficiary's Right to Perform. . . . . . . . . . .  17

13.  Hazardous Material. . . . . . . . . . . . . . . . .  18

14.  Asbestos. . . . . . . . . . . . . . . . . . . . . .  19

15.  Event of Default. . . . . . . . . . . . . . . . . .  20

16.  Remedies. . . . . . . . . . . . . . . . . . . . . .  20

17.  Right of Beneficiary to Credit Sale . . . . . . . .  24

18.  Appointment of Receiver . . . . . . . . . . . . . .  25

19.  Extension, Release, etc.. . . . . . . . . . . . . .  25

20.  Assignment of Rents . . . . . . . . . . . . . . . .  26

21.  Trust Funds . . . . . . . . . . . . . . . . . . . .  26

22.  Additional Rights . . . . . . . . . . . . . . . . .  27

23.  Changes in Method of Taxation . . . . . . . . . . .  27

24.  Notices . . . . . . . . . . . . . . . . . . . . . .  27

25.  No Oral Modification. . . . . . . . . . . . . . . .  27

26.  Partial Invalidity. . . . . . . . . . . . . . . . .  27

27.  Waiver of Right of Redemption and Other
     Rights. . . . . . . . . . . . . . . . . . . . . . .  28

28.  Remedies Not Exclusive. . . . . . . . . . . . . . .  29

29.  Multiple Security . . . . . . . . . . . . . . . . .  29

30.  Expenses; Indemnification . . . . . . . . . . . . .  31

31.  Successors and Assigns. . . . . . . . . . . . . . .  32

32.  No Waivers, etc.. . . . . . . . . . . . . . . . . .  32

33.  GOVERNING LAW, ETC. . . . . . . . . . . . . . . . .  33

34.  Waiver of Trial by Jury . . . . . . . . . . . . . .  33

35.  Certain Definitions . . . . . . . . . . . . . . . .  33

36.  Security Agreement under Uniform
     Commercial Code . . . . . . . . . . . . . . . . . .  33

37.  Release Upon Payment and Discharge of
     Grantor's Obligations . . . . . . . . . . . . . . .  35

38.  Enforceability; Usury . . . . . . . . . . . . . . .  35

39.  Homestead . . . . . . . . . . . . . . . . . . . . .  36

40.  Substitute Trustee. . . . . . . . . . . . . . . . .  36

41.  Indemnification of Trustee. . . . . . . . . . . . .  37

42.  Business or Commercial Purpose. . . . . . . . . . .  37

43.  Final Agreement . . . . . . . . . . . . . . . . . .  37

44.  Consistency with Other Documents. . . . . . . . . .  38

45.  THIS WRITTEN LOAN AGREEMENT REPRESENTS
     THE FINAL AGREEMENT BETWEEN THE PARTIES
     AND MAY NOT BE CONTRADICTED BY EVIDENCE
     OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT
     ORAL AGREEMENTS OF THE PARTIES. . . . . . . . . . .  38


SCHEDULES

Schedule A - Description of Real Property

Schedule B - Description of Excluded Property
       DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES
                   AND SECURITY AGREEMENT



          THIS DEED OF TRUST, ASSIGNMENT OF RENTS
AND LEASES AND SECURITY AGREEMENT, dated as of
July 28, 1995 is made by KOPPEL STEEL CORPORATION, a Pennsylvania corporation ("Grantor"), to William
D. Cleveland, an individual ("Trustee"), whose address is 909 Fannin Street, Suite 100, Houston,
Texas 77001, for the use and benefit of THE
HUNTINGTON NATIONAL BANK, as trustee (in such capacity, the "Indenture Trustee") under the Indenture referred to below, as collateral agent
("Beneficiary"), whose mailing address is 540
Madison Avenue, Covington, Kentucky 41011.
References to this "Deed of Trust" shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

                         Background

          A.   Grantor is the owner of the
parcel(s) of real property described on Schedule A attached (such real property, together with all of the buildings, improvements, structures and fixtures now or subsequently located thereon (the
"Improvements"), being collectively referred to as the "Real Estate").

          B.   Grantor is a wholly owned
subsidiary of NS Group, Inc., a Kentucky corporation (the "Company") and is a Recourse
Subsidiary (as defined in the Indenture referred to below).

          C.   The Company and Beneficiary are
parties to that Indenture dated as of July 28, 1995 (as the same may be amended, modified or otherwise supplemented from time to time, the "Indenture"; capitalized terms not defined herein shall have the meanings ascribed thereto in the Indenture) for the benefit of Holders of 13.5%
Senior Secured Notes due 2003 in the aggregate principal amount of $125,000,000.00 (the
"Securities") issued by the Company.

          D.   It is a condition precedent to the
purchase of the Securities from the Company that the Grantor shall have (i) executed and delivered that certain Guaranty of even date herewith in favor of Beneficiary (the "Guaranty") and (ii) executed and delivered this Deed of Trust to Beneficiary for the ratable benefit of the Holders in order to secure Grantor's obligations under the Guaranty. References in this Deed of Trust to the "Default Rate" shall mean the interest rate payable with respect to the Securities plus two percent (2%) per annum.

          E.   It is a condition precedent to the
purchase of the Securities from the Company that the Grantor shall have executed and delivered that certain Subsidiary Security Agreement (the
"Subsidiary Security Agreement") of even date herewith in favor of Beneficiary, which Subsidiary
Security Agreement shall grant Beneficiary a security interest in and to certain personal property now or subsequently used in connection with the operation of the Real Estate.

          NOW, THEREFORE, in consideration of the
premises and to induce the Beneficiary to enter into the Indenture and to induce the Holders to purchase the Securities from the Company, the Grantor hereby agrees with the Beneficiary, for the ratable benefit of the Holders, as follows:

                      Granting Clauses

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees that to secure all of Grantor's obligations and liabilities under the Guaranty and all other obligations and liabilities of the Grantor to the Indenture Trustee, the Beneficiary and the Holders (including, without limitation, interest accruing after the maturity of the Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and interest, to the extent permitted by law, on the unpaid interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the Securities, the Guaranty, this Deed of Trust, the other Security Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Indenture Trustee and the Beneficiary that are required to be paid by the Beneficiary pursuant to the terms of the Indenture, the Guaranty or this Deed of Trust or any other
Security Document) (collectively, the
"Obligations").

GRANTOR HEREBY CONVEYS TO TRUSTEE AND HEREBY
MORTGAGES, GRANTS, ASSIGNS, TRANSFERS AND SETS
OVER TO TRUSTEE AND ALSO TO SUBSTITUTE TRUSTEE (AS
DEFINED BELOW), IN TRUST WITH POWER OF SALE FOR
THE USE AND BENEFIT OF BENEFICIARY, AND GRANTS
BENEFICIARY AND TRUSTEE A SECURITY INTEREST IN:

          (A)  all right, title and interest of
     Grantor in and to the Real Estate;

          (B)  all the estate, right, title, claim
     or demand whatsoever of Grantor, in
     possession or expectancy, in and to the Real
     Estate or any part thereof;

          (C)  all right, title and interest of
     Grantor in, to and under all easements,
     rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions and remainders thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real
     Estate to the center line thereof;

          (D)  all right, title and interest of
     Grantor in and to all of the fixtures,
     chattels, business machines, machinery,
     apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof
     (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real
     Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems
     (including window cleaning apparatus),
     telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the "Equipment");

          (E)  all right, title and interest of
     Grantor in and to all substitutes and
     replacements of, and all additions and
     improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real
     Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Grantor;

          (F)  all right, title and interest of
     Grantor in, to and under all leases,
     subleases, underlettings, concession
     agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the "Leases"), and all rights of Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Trust
     Property (as defined below) (collectively, the "Rents");

          (G)  all right, title and interest of
     Grantor in and to all trade names, trade marks, logos, copyrights, good will and books and records relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all right, title and interest of Grantor in and to all general intangibles related to the operation of the Improvements now existing or hereafter arising;

          (H)  all right, title and interest of
     Grantor in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real
     Estate or Equipment and Grantor's interest in and to any such insurance policies and all proceeds of any such insurance policies
     (including title insurance policies)
     including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below and otherwise following and during the continuance of an Event of Default; and all right, title and interest of Grantor in and to all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real
     Estate or any easement or other right
     therein, subject to the provisions relating to condemnation generally set forth below;

          (I)  all right, title and interest of
     Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real
     Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real
     Estate or any part thereof and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate;

          (J)  all right, title and interest of
     Grantor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Beneficiary as provided in this Deed of Trust; all capital, operating, reserve or similar accounts held by or on behalf of Grantor and related to the operation of the Trust Property, whether now existing or hereafter arising and all monies held in any of the foregoing accounts and any certificates or instruments related to or evidencing such accounts;

          (K)  all right, title and interest of
     Grantor in and to all accounts and revenues arising from the operation of the Improvements including, without limitation,
     (i) any right to payment now existing or hereafter arising for rental of hotel rooms or other space or for services rendered, whether or not yet earned by performance, arising from the operation of the Improvements or any other facility on the Trust Property and (ii) all rights to payment from any consumer credit-charge card organization or entity including, without limitation, payments arising from the use of the American Express Card, the Visa Card, the
     Carte Blanche Card, the Mastercard or any other credit card, including those now existing or hereafter created, substitutions therefor, proceeds thereof (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition or substitution thereof and any and all of the foregoing and proceeds therefrom
     (collectively, the "Additional Rents"); and

          (L)  all proceeds, both cash and
     noncash, of the foregoing;

          excluding, however, notwithstanding any
provision set forth in the foregoing clauses (A) through (L), the property described on Schedule B attached hereto and incorporated herein by reference (collectively, the "Excluded Property")
(all of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (A) through (E), excluding the Excluded
Property, are collectively referred to as the "Premises", and those described in the foregoing clauses (A) through (L), excluding the Excluded
Property, are collectively referred to as the "Trust Property").

          All of the Trust Property hereinabove
described, real, personal and mixed, whether affixed or annexed to the Real Estate or not and all rights hereby conveyed and mortgaged are intended so to be as a unit and are hereby understood, agreed and declared, to the maximum extent permitted by law, to form a part and parcel of the Real Estate and to be appropriated to the use of the Real Estate, and shall be for the purposes of this Deed of Trust deemed to be real estate and conveyed and mortgaged hereby;
provided, however, as to any of the property aforesaid which does not so form a part and parcel of the Real Estate or does not constitute a "fixture" (as defined in the Texas Business and Commerce Code (the "Code")), this Deed of Trust is hereby deemed to also be a Security Agreement under the Code for purposes of granting a security interest in such property, which Grantor hereby grants to Beneficiary, as Secured Party (as defined in the Code), as more particularly provided below in this Deed of Trust.

          TO HAVE AND TO HOLD the Trust Property
and the rights and privileges hereby granted unto
Trustee, Substitute Trustee, their successors and assigns, for the uses and purposes set forth, together with the right to retain possession of the Trust Property upon and during the continuance of an Event of Default hereunder, until the Obligations are fully paid and performed.

                    Terms and Conditions

          Grantor further represents, warrants,
covenants and agrees with Beneficiary as follows:

          1.   Warranty of Title.  Grantor
warrants that Grantor has good title to the Real
Estate in fee simple and good title to the rest of the Trust Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and liens permitted pursuant to subsection
6.10 of the Indenture (collectively, the "Permitted Exceptions"), and Grantor shall warrant, defend and preserve such title and the lien of the Deed of Trust thereon against all claims of all persons and entities, excepting, however, the Permitted Exceptions. Grantor further warrants that it has the right to mortgage the Trust Property.

          2.   Payment and Performance of
Obligations. Grantor shall pay the Obligations at the times and places and in the manner specified in the Guaranty and shall perform all the Obligations.

          3.   Requirements.  (a)  Grantor shall
comply with, or cause to be complied with, and conform to all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any State and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, "Governmental
Authority") which has jurisdiction over the Trust
Property, except where the failure to so comply with any of the foregoing would not have a Material Adverse Effect on the business, prospects, earnings, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Trust Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Trust Property, except where the failure to so comply with any of the foregoing would not adversely affect the business, prospects, earnings, properties, assets or condition
(financial or otherwise) of the Company and its Subsidiaries taken as a whole. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Grantor or to any of the Trust
Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Trust Property are collectively referred to as the "Legal Requirements".

          (b)  From and after the date of this
Deed of Trust, Grantor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Deed of Trust to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement and Grantor hereby assigns to Beneficiary any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Grantor shall not by act or omission impair the integrity of any of the Real Estate as a single zoning lot separate and apart from all other premises. Grantor represents that each parcel of the Real Estate constitutes a legally subdivided lot, in compliance with all subdivision laws and similar Legal Requirements.
Any act or omission by Grantor which would result in a violation of any of the provisions of this subsection shall be void.

          4.   Payment of Taxes and Other
Impositions. (a) Promptly when due, Grantor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Trust Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Trust Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the "Impositions"). Upon request by Beneficiary, Grantor shall deliver to Beneficiary (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence acceptable to Beneficiary showing the payment of any other such Imposition. If by law any Imposition, at Grantor's option, may be paid in installments
(whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

          (b)  Nothing herein shall affect any
right or remedy of Beneficiary under this Deed of Trust or otherwise, without notice or demand to Grantor, to pay any Imposition after the date such Imposition shall have become due, and to add to the Obligations the amount so paid, together with interest from the time of payment at the Default
Rate. Any sums paid by Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and
(ii) payable on demand by Grantor to Beneficiary together with interest at the Default Rate as set forth above.

          (c)  Grantor shall not claim, demand or
be entitled to receive any credit or credits toward the satisfaction of this Deed of Trust or on any interest payable thereon for any taxes assessed against the Trust Property or any part thereof, and shall not claim any deduction from the taxable value of the Trust Property by reason of this Deed of Trust if any such claim would adversely affect the interest of Beneficiary.

          (d)  Grantor shall have the right before
any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending
Grantor's covenant to pay any such Imposition at the time and in the manner provided in this Section unless (i) Grantor has given prior written notice to Beneficiary of Grantor's intent so to contest or object to an Imposition, (ii) Grantor shall demonstrate to Beneficiary's satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Trust
Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Grantor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Beneficiary in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Trust
Property.

          (e)  Upon written notice to Grantor,
Beneficiary, after an Event of Default (as defined below), shall be entitled to require Grantor to pay monthly in advance to Beneficiary the equivalent of 1/12th of the estimated annual
Impositions. Beneficiary may commingle such funds with its own funds and Grantor shall not be entitled to interest thereon.

          5.   Insurance.  (a)  Grantor shall
maintain or cause to be maintained on all of the Premises

          (i)  property insurance against loss or
     damage by (A) fire, lightning, windstorm, tornado, water damage and by such other further risks and hazards as now are or subsequently may be covered by an "all risk" policy or a fire policy covering "special" causes of loss, which policy shall include building ordinance law endorsements and shall be automatically reinstated after each loss, and (B) flood and earthquake in annual aggregates of $25,000,000 for flood and $50,000,000 for earthquake;

         (ii)  comprehensive general liability
     insurance under a policy covering all claims for personal injury, bodily injury or death, or property damage occurring on, in or about the Premises in an amount not less than $10,000,000 combined single limit with respect to injury and property damage relating to any one occurrence plus such excess limits as Beneficiary shall reasonably request from time to time;

        (iii)  when and to the extent reasonably
     required by Beneficiary, insurance against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated;

         (iv)  insurance against rent loss, extra
     expense or business interruption (and/or soft costs, in the case of new construction), if applicable, in amounts reasonably satisfactory to Beneficiary, but not less than one year's gross rent or gross income;

          (v)  during the course of any
     construction or repair of Improvements,
     comprehensive general liability insurance
     (including coverage for elevators and
     escalators, if any).  The policy shall
     provide coverage for independent contractors and completed operations. The completed operations coverage shall stay in effect for two years after construction of any Improvements has been completed. The policy shall provide coverage on an occurrence basis against claims for personal injury, such insurance to afford immediate minimum protection to a limit of not less than that required by Beneficiary with respect to personal injury, bodily injury or death to any one or more persons or damage to property;

         (vi)  during the course of any
     construction or repair of the Improvements, workers' compensation insurance (including employer's liability insurance) for all employees of Grantor engaged on or with respect to the Premises in such amounts as are reasonably satisfactory to Beneficiary, but in no event less than the limits established by law;

        (vii)  during the course of any
     construction, addition, alteration or repair of the Improvements, builder's risk completed value form insurance against "all risks of physical loss," including collapse, water damage, flood and earthquake and transit coverage, during construction or repairs of the Improvements, with deductibles reasonably approved by Beneficiary, in nonreporting form, covering the total value of work performed and equipment, supplies and materials furnished (with an appropriate limit for soft costs in the case of construction);

       (viii)  boiler and machinery property
     insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment, provided the Improvements contain equipment of such nature, and insurance against rent, extra expense, business interruption and soft costs, if applicable, arising from any such breakdown, in such amounts as are reasonably satisfactory to Beneficiary but not less than the lesser of $1,000,000 or 10% of the value of the Improvements;

         (ix)  if any portion of the Premises are
     located in an area identified as a special flood hazard area by the Federal Emergency
     Management Agency or other applicable agency, flood insurance in an amount reasonably satisfactory to Beneficiary, but in no event less than the maximum limit of coverage available under the National Flood Insurance
     Act of 1968, as amended; and

          (x)  such other insurance in such
     amounts as Beneficiary may reasonably request from time to time; provided, however, such insurance is usually and customarily carried with respect to similar facilities in the same general area as the Premises.

Each insurance policy (other than flood insurance written under the National Flood Insurance Act of 1968, as amended, in which case to the extent available) shall (i) provide that it shall not be cancelled without 30 days' prior written notice to Beneficiary, (ii) with respect to all property insurance, provide for deductibles in amounts reasonably satisfactory to Beneficiary (which deductibles shall not exceed $250,000, with the exception of the deductible for boiler and machinery, which deductible shall not exceed a ten
(10) day waiting period deductible), contain a "Replacement Cost Endorsement" (predicated upon rebuilding) without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Beneficiary), with loss payable to Grantor and Beneficiary with respect to the Trust
Property as their respective interests may appear, without contribution, under a "standard" or "New
York" mortgagee clause reasonably acceptable to Beneficiary and be written by insurance companies having an A.M. Best Company, Inc. rating of A or higher and a financial size category of not less than XII, or otherwise as approved by Beneficiary.
Liability insurance policies shall name
Beneficiary as an additional insured with respect to the Trust Property and contain a waiver of subrogation against Beneficiary; all such policies shall indemnify and hold Beneficiary harmless from all liability claims occurring on, in or about the Premises and the adjoining streets, sidewalks and passageways. Each policy shall expressly provide that any proceeds which are payable to Beneficiary pursuant to the terms hereof shall be paid by check payable to the order of Beneficiary only and shall require the endorsement of Beneficiary only.
The amounts of each insurance policy and the form of each such policy shall at all times be reasonably satisfactory to Beneficiary. If any required insurance shall expire, be withdrawn, become void by breach of any condition thereof by Grantor or by any lessee of any part of the Trust
Property or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Grantor shall immediately obtain new or additional insurance satisfactory to Beneficiary.
Grantor shall not take out any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Beneficiary in all respects.

          (b)  Grantor shall deliver to
Beneficiary an original of each insurance policy required to be maintained, or a certificate of such insurance reasonably acceptable to
Beneficiary. Grantor shall (i) pay as they become due all premiums for such insurance, and (ii) not later than 15 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver a renewed policy or policies, or duplicate original or originals thereof, or a certificate of such insurance reasonably acceptable to Beneficiary, accompanied by evidence of payment reasonably satisfactory to Beneficiary. Upon request of Beneficiary, Grantor shall cause its insurance underwriter or broker to certify to Beneficiary in writing that all the requirements of this Deed of Trust governing insurance have been satisfied.

          (c)  If Grantor is in default of its
obligations to insure or deliver any such policy or a certificate thereof under this Section 5, then Beneficiary, at its option and following written notice to Grantor, may effect such insurance from year to year, and pay the premium or premiums therefor, and Grantor shall pay to Beneficiary on demand such premium or premiums so paid by Beneficiary with interest from the time of payment at the Default Rate and the same shall be deemed to be secured by this Deed of Trust and shall be collectible in the same manner as the Obligations secured by this Deed of Trust.

          (d)  Grantor promptly shall comply with
and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Grantor or to any of the Trust Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Trust Property.
Grantor shall not use or permit the use of the Trust Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Deed of Trust.

          (e)  If the Trust Property in its
entirety, or any material part thereof, shall be destroyed or damaged by fire or any other casualty, whether insured or uninsured, or in the event any claim in excess of $5,000,000 is made against Grantor for any personal injury, bodily injury or property damage incurred on or about the Premises, Grantor shall give prompt notice thereof to Beneficiary. If the Trust Property is damaged by fire or other casualty, then provided that no Event of Default shall have occurred and be continuing, Grantor shall have the right to adjust such loss. If the Trust Property is damaged by fire or other casualty, and if an Event of Default shall have occurred and be continuing, then
Grantor authorizes and empowers Beneficiary, at Beneficiary's option and in Beneficiary's sole discretion, as attorney-in-fact for Grantor, to make proof of loss, to adjust and compromise any claim under any insurance policy with respect to the Trust Property, to appear in and prosecute any action arising from any policy, and to deduct from any insurance proceeds Beneficiary's expenses incurred in the collection process. The insurance proceeds or any part thereof with respect to the Trust Property received by Beneficiary and/or
Grantor shall constitute Trust Moneys which shall be paid and/or applied in accordance with subsection 13.2 of the Indenture.

          (f)  In the event of foreclosure of this
Deed of Trust or other transfer of title to the Trust Property in extinguishment of the Obligations, all right, title and interest of Grantor in and to any insurance policies then in force with respect to the Trust Property shall pass to the purchaser or grantee and Grantor hereby appoints Beneficiary its attorney-in-fact, in Grantor's name, to assign and transfer all such policies and proceeds to such purchaser or grantee.

          (g)  Upon written notice to Grantor,
Beneficiary, after an Event of Default, shall be entitled to require Grantor to pay monthly in advance to Beneficiary the equivalent of 1/12th of the estimated annual premiums due on such insurance. Beneficiary may commingle such funds with its own funds and Grantor shall not be entitled to interest thereon.

          (h)  Grantor may maintain insurance
required under this Deed of Trust by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (A) any such policy shall specify, or Grantor shall furnish to Beneficiary a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy which shall be applicable on an occurrence basis and (B) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Trust Property.

          6.   Restrictions on Liens, Encumbrances
and Sales. Grantor acknowledges that any secondary or junior financing placed on the Trust
Property (a) may divert funds that would otherwise be available for payment of the Obligations, (b) could, if foreclosed, force Beneficiary to incur expenses to protect its security, and (c) would impair Beneficiary's right to accept a deed in lieu of foreclosure or otherwise to take actions to further its economic interest prior to foreclosure, because a foreclosure by Beneficiary would be required to clear title to the Trust
Property of any such secondary or junior lien or encumbrance. In accordance with the foregoing and for the purpose of (i) protecting Beneficiary's security, both of repayment and of value in the Trust Property, (ii) giving Beneficiary the full benefit of its bargain and contract with Grantor, and (iii) keeping the Trust Property free of subordinate financing liens, Grantor agrees that if the following provisions of this paragraph should be deemed a restraint on alienation, that such provisions are reasonable restraints.

          (1)  Except for the lien of this Deed of
Trust, the Permitted Exceptions and liens permitted pursuant to subsection 6.10 of the Indenture, Grantor shall not further mortgage, nor otherwise encumber the Trust Property nor create or suffer to exist any lien, charge or encumbrance on the Trust Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

          (2) Except as may be permitted pursuant
to the Indenture, including, without limitation, subsection 6.15 thereof, Grantor shall not make any Asset Sale.

          7.   Relationship of Beneficiary and
Grantor. Beneficiary shall in no event be construed for any purpose to be a partner, joint venturer, agent or associate of Grantor or of any beneficiary, tenant, subtenant, operator, concessionaire or licensee of Grantor in the conduct of their respective businesses, and without limiting the foregoing, Beneficiary shall not be deemed to be such partner, joint venturer, agent or associate on account of Beneficiary becoming a mortgagee in possession or exercising any rights pursuant to this Deed of Trust, any of the other Security Documents, or otherwise.

          8.   Maintenance; No Alteration;
Inspection; Utilities. (a) Grantor shall maintain or cause to be maintained all the Improvements in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all necessary (in the good faith opinion of management of Grantor) repairs, renewals, replacements, additions, betterments and improvements thereto. Grantor shall not commit any waste of the Improvements and shall not demolish or materially alter the Improvements without the prior written consent of Beneficiary.

          (b)  Beneficiary and any persons
authorized by Beneficiary, at all reasonable times after reasonable notice, shall have the right to enter and inspect the Premises and the right to inspect all work done, labor performed and materials furnished in and about the Improvements and the right to inspect and make copies of all books, contracts and records of Grantor relating to the Trust Property.

          (c)  Grantor shall pay or cause to be
paid when due all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are liens thereon.

          9.   Condemnation/Eminent Domain.
Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Property in its entirety, or any portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. Grantor authorizes Beneficiary, at
Beneficiary's option and in Beneficiary's sole discretion, as attorney-in-fact for Grantor, to commence, appear in and prosecute, in Beneficiary's or Grantor's name, any action or proceeding relating to any condemnation of the Trust Property in its entirety, or any portion thereof. If the Trust Property in its entirety or any part thereof shall be the subject of condemnation proceedings, Beneficiary, as attorney-in-fact for Grantor, shall have the right to settle or compromise any claim in connection with such condemnation. If Beneficiary elects not to participate in such condemnation proceeding, then Grantor shall, at its expense, diligently prosecute any such proceeding and shall consult with Beneficiary, its attorneys and experts and cooperate with them in any defense of any such proceedings. All awards and proceeds of condemnation received by Beneficiary and/or
Grantor shall constitute Trust Moneys which shall be paid and/or applied in accordance with Subsection 13.2 of the Indenture.

          10.  Leases.  (a)   Grantor shall not
(i) execute an assignment or pledge of any Lease relating to all or any portion of the Trust
Property other than in favor of Beneficiary or with Beneficiary's prior written consent or
(ii) without the prior written consent of Beneficiary, execute any Lease of any of the Trust
Property.

          (b)  As to any Lease relating to all or
any portion of the Trust Property, Grantor shall:

          (i)  promptly perform all of the
     material provisions of the Lease on the part of the lessor thereunder to be performed;

         (ii)  enforce, in accordance with sound
     business practice, all of the material
     provisions of the Lease on the part of the lessee thereunder to be performed;

        (iii)  appear in and defend, in accordance
     with sound business practice, any action or proceeding arising under or in any manner connected with the Lease or the obligations of Grantor as lessor or of the lessee thereunder;

         (iv)  exercise, within 5 days after
     receipt of a request by Beneficiary, any right to request from the lessee a certificate with respect to the status thereof;

          (v)  promptly deliver to Beneficiary
     copies of any notices of default which
     Grantor may at any time forward to or receive from the lessee;

         (vi)  promptly deliver to Beneficiary a
     fully executed counterpart of the Lease; and

        (vii)  promptly deliver to Beneficiary,
     upon Beneficiary's request, an assignment of the Grantor's interest under such Lease.

          (c)  Grantor shall deliver to
Beneficiary, within 10 days after receipt of a request by Beneficiary, a written statement, certified by Grantor as being true, correct and complete, containing the names of all lessees and other occupants of the Trust Property, the terms of all Leases and the spaces occupied and rentals payable thereunder, and a list of all Leases which are then in default, including the nature and magnitude of the default; such statement shall be accompanied by credit information with respect to the lessees and such other information as Beneficiary may request.

          (d)  All Leases entered into by Grantor
after the date hereof, if any, and all rights of any lessees thereunder shall be subject and subordinate in all respects to the lien and provisions of this Deed of Trust unless
Beneficiary shall otherwise elect in writing.

          (e)  As to any Lease now in existence or
subsequently consented to by Beneficiary, Grantor shall not, without the prior written consent of Beneficiary, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Grantor accept the payment of rent more than thirty (30) days in advance of its due date.

          (f)  In the event of the enforcement by
Beneficiary of any remedy under this Deed of Trust, the lessee under each Lease entered into after the date of this Deed of Trust shall, if requested by Beneficiary or any other person succeeding to the interest of Beneficiary as a result of such enforcement, attorn to Beneficiary or to such person and shall recognize Beneficiary or such successor in interest as lessor under the Lease without change in the provisions thereof;
provided however, that Beneficiary or such successor in interest shall not be: (i) bound by any payment of an installment of rent or additional rent which may have been made more than 30 days before the due date of such installment;
(ii) bound by any amendment or modification to the Lease made without the consent of Beneficiary or such successor in interest; (iii) liable for any previous act or omission of Grantor (or its predecessors in interest); (iv) responsible for any monies owing by Grantor to the credit of such lessee or subject to any credits, offsets, claims, counterclaims, demands or defenses which the lessee may have against Grantor (or its predecessors in interest); (v) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof; or (vi) obligated to make any payment to such lessee other than any security deposit actually delivered to Beneficiary or such successor in interest. Each lessee or other occupant under each Lease entered into after the date of this Deed of Trust, upon request by Beneficiary or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. In addition, Grantor agrees that each Lease entered into after the date of this Deed of Trust shall include language to the effect of subsections (d)-
(f) of this Section.

          11.  Further Assurances/Estoppel
Certificates. To further assure Beneficiary's rights under this Deed of Trust, Grantor agrees upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Trust
Property and a separate assignment of each Lease in recordable form) as may be required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary. Grantor, within 5 business days after request, shall deliver, in form and substance satisfactory to Beneficiary, a written statement, duly acknowledged, setting forth the amount of the Obligations, and whether any offsets, claims, counterclaims or defenses exist against the Obligations and certifying as to such other matters as Beneficiary shall reasonably request.

          12.  Beneficiary's Right to Perform.  If
Grantor fails to perform any of the covenants or agreements of Grantor hereunder, Beneficiary, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Trust
Property prior to any right, title to, interest in or claim upon the Trust Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section shall be deemed or construed to cure
Grantor's default or waive any right or remedy of Beneficiary.

          13.  Hazardous Material. (a)  Grantor
shall comply with any and all applicable Legal
Requirements governing the discharge and removal of Hazardous Material, shall pay promptly when due the costs of removal of any Hazardous Material, and shall keep the Premises free of any lien imposed pursuant to such Legal Requirements. In the event Grantor fails to do so, after notice to Grantor and the expiration of the earlier of
(i) applicable cure periods hereunder and under the Indenture, or (ii) the cure period permitted under the applicable Legal Requirement,
Beneficiary may cause the Premises to be freed from the Hazardous Material to the extent required by applicable Legal Requirements, and the cost of the removal with interest at the Default Rate shall immediately be due from Grantor to Beneficiary and the same shall be added to the Obligations and be secured by this Deed of Trust.
Grantor further agrees that any release or disposal of Hazardous Materials at the Premises shall comply with all applicable Legal
Requirements. In addition, Grantor agrees not to allow the manufacture, storage, transmission, presence or disposal of any Hazardous Material over or upon the Premises in violation of applicable Legal Requirements. Grantor shall give
Beneficiary and its agents and employees access to the Premises to remove Hazardous Material if required by applicable Legal Requirements and if Grantor has failed to so remove after notice.
Grantor agrees to defend, indemnify and hold
Beneficiary free and harmless from and against all loss, costs, damage and expense (including attorneys' fees and costs and consequential damages) Beneficiary may sustain by reason of (i) the imposition or recording of a lien by any Governmental Authority with respect to the Trust
Property pursuant to any Legal Requirement relating to hazardous or toxic wastes or substances or the removal thereof ("Hazardous
Material Laws"); (ii) claims of any private parties regarding violations of Hazardous Material
Laws with respect to the Trust Property; (iii) costs and expenses (including, without limitation, attorneys' fees and fees incidental to the securing of repayment of such costs and expenses) incurred by Grantor or Beneficiary in connection with the removal of any such lien with respect to the Trust Property or in connection with Grantor's or Beneficiary's compliance with any Hazardous
Material Laws with respect to the Trust Property;
and (iv) the assertion against Beneficiary by any party of any claim in connection with Hazardous
Material with respect to the Trust Property.

          (b)  For the purposes of this Deed of
Trust, "Hazardous Material" means and includes any hazardous, nuclear, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental
Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, nuclear, toxic or dangerous waste, substance or material, as now or at any time in effect.

          (c)  The foregoing indemnification shall
be a recourse obligation of Grantor and shall survive repayment of the Obligations, notwithstanding any limitations on recourse which may be contained herein or in any Security
Documents or the delivery of any satisfaction, release or release deed, discharge or deed of reconveyance, or the assignment of this Deed of Trust by Beneficiary; provided, however, that the foregoing indemnification shall apply only to matters arising prior to any taking of possession of the Premises by Beneficiary or any other person succeeding to the interest of Beneficiary pursuant to the terms hereof; further provided, that the foregoing indemnification shall not apply to loss, costs and the like arising from the gross negligence or wilful misconduct of the party seeking indemnification.

          14.  Asbestos.  Grantor shall not
install or permit to be installed in the Premises friable asbestos or any substance containing asbestos and deemed hazardous by any Legal
Requirement respecting such material, and, with respect to any such material currently present in the Premises, shall promptly comply with such Legal Requirements, at Grantor's expense. If
Grantor shall fail to so comply, Beneficiary may do whatever is necessary to comply with the applicable Legal Requirement, and the costs thereof, with interest at the Default Rate, shall be immediately due from Grantor to Beneficiary and the same shall be added to the Obligations and be secured by this Deed of Trust. Grantor shall give
Beneficiary and its agents and employees, upon prior notice and at reasonable times, access to the Premises to remove such asbestos or substances if required by applicable Legal Requirements and if Grantor has failed to so remove after notice.
Grantor shall defend, indemnify, and save
Beneficiary harmless from all loss, costs, damages and expense (including attorneys' fees and costs and consequential damages) asserted or proven against Beneficiary by any party, as a result of the presence of such substances or any removal or compliance with such Legal Requirements. The foregoing indemnification shall be a recourse obligation of Grantor and shall survive repayment of the Obligations, notwithstanding any limitation on recourse which may be contained herein or in any of the Security Documents or the delivery of any satisfaction, release or release deed, discharge or deed of reconveyance, or the assignment of this Deed of Trust by Beneficiary;
provided, however, that the foregoing
indemnification shall apply only to matters arising prior to any taking of possession of the Premises by Beneficiary or any other person succeeding to the interest of Beneficiary pursuant to the terms hereof; further provided, that the foregoing indemnification shall not apply to loss, costs and the like arising from the gross negligence or wilful misconduct of the party seeking indemnification.

          15.  Event of Default.  The occurrence
of an "Event of Default" (as defined in the Indenture) shall constitute an Event of Default hereunder.

          16.  Remedies.  (a)  Upon the occurrence
of any Event of Default, in addition to any other rights and remedies Beneficiary may have pursuant to the Security Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default described in subsections 8.1(ix) or 8.1(x) of the Indenture, automatically the Obligations immediately shall become due and payable, and (b) if such event is any other Event of Default, by notice to Grantor, Beneficiary may declare the Obligations to be immediately due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Trust Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

          (i)  Beneficiary may, to the extent
     permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Trust Property, (B) institute and maintain an action on the Guaranty, (C) sell all or part of the Trust Property (Grantor expressly granting to Beneficiary the power of sale), or (D) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Security Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default
     Rate and all costs of suit, including,
     without limitation, reasonable attorneys' fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

          (ii)  Beneficiary may personally, or by
     its agents, attorneys and employees and
     without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Obligations, enter into and upon the Trust Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise
     (Grantor hereby agreeing to surrender
     possession of the Trust Property to
     Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Trust Property and every part thereof.
     Following such entry and taking of
     possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Trust Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Trust Property as Beneficiary shall deem appropriate as fully as Grantor might do.

          (iii)  It is further agreed that if
     default be made in the payment of any part of the Obligations, as an alternative to the right of foreclosure for the full secured
     Obligations after acceleration thereof,
     Beneficiary shall have the right to institute partial foreclosure proceedings with respect to the portion of said Obligations so in default, as if under a full foreclosure, and without declaring the entire secured
     Obligations due (such proceeding being
     hereinafter referred to as a "partial
     foreclosure"), and provided that if a partial foreclosure sale is consummated as provided herein, such sale may be made subject to the continuing lien of this Deed of Trust for the unmatured portion of the secured Obligations, but as to such unmatured part, this Deed of Trust, and the lien hereof, shall remain in full force and effect just as though no partial foreclosure sale had been made under the provisions of this Section.
     Notwithstanding the filing of any partial foreclosure or entry of a decree of sale therein, Beneficiary may elect at any time prior to a partial foreclosure sale pursuant to such decree, to discontinue such partial foreclosure and to accelerate the Obligations secured hereby by reason of any uncured Event of Default upon which such partial foreclosure was predicated or by reason of any other Event of Default, and proceed with full foreclosure proceedings. It is further agreed that one or more foreclosure sales may be made pursuant to partial foreclosures without exhausting the right of full or partial foreclosure sale for any unmatured part of the secured Obligations, it being the purpose to provide for a partial foreclosure sale of the Obligations secured hereby without exhausting the power to foreclose for any other part of the Obligations whether matured at the time or subsequently maturing, and without exhausting any right of acceleration and full foreclosure.

          (iv)  Beneficiary may direct Trustee to
     sell or offer for sale the Trust Property in such portions, order and parcels as Beneficiary may determine, with or without having first taken possession of the same, to the highest bidder for cash at public auction. Such sale shall be made at the courthouse door of the County wherein the Real Estate (or any of that portion thereof to be sold) is situated (whether the parts or parcels thereof, if any, in different counties are contiguous or not, and without the necessity of having any personal property hereby mortgaged present at such sale) on the first Tuesday of any month between the hours of 10:00 a.m. and 4:00 p.m. after posting a written or printed notice or notices of the place, time and terms of the sale of the Trust Property for twenty-one (21) days prior to the date of the sale at the courthouse door of the county in which the sale is to be made and at the courthouse door of any other county in which a portion of the Trust
     Property may be situated and filing a copy of such notice(s) in the office of the county clerk in each of such counties, and by serving written notice of the proposed sale at least twenty-one (21) days preceding the date of sale by certified mail on Grantor and on each debtor obligated to pay the Obligations according to the records of the Beneficiary. It is agreed that the posting and transmittal of notices may be performed by the Trustee, Beneficiary, or by any person acting for them. The sale shall be accomplished by following the procedures permitted or required by Tex. Prop. Code Ann.
     51.002 (Vernon 1984), as same may be amended from time to time, relating to the sale of real estate and/or by Chapter 9 of the Texas
     Uniform Commercial Code relating to the sale of personal property collateral after default by a debtor (as said Section and Chapter may now exist or may hereafter be amended or succeeded), or by any other present or subsequent articles or enactments relating to the same. Nothing contained in this subsection (iv) shall be construed to limit in any way Trustee's rights to sell the Trust
     Property by private sale if, and to the
     extent, that such private sale is permitted under the laws of the State of Texas or by public or private sale after entry of judgment by any court of competent jurisdiction ordering the same. At any such sale (i) whether made under power herein contained, the aforesaid 51.002, the Texas
     Uniform Commercial Code, any other legal requirement or by virtue of any judicial procedure or any other legal right, remedy or recourse, it shall not be necessary for Trustee to have physically present, or to have constructive possession of, the Trust
     Property (Grantor hereby covenanting and agreeing to deliver to Trustee any portion of the Trust Property not actually or constructively possessed by Trustee immediately upon demand by Trustee), and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Trustee shall contain a special warranty of title, subject to Permitted Exceptions, binding upon Grantor,
     (iii) each and every recital contained in any instrument of conveyance made by Trustee shall be prima facie proof of the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any Substitute Trustee hereunder, (iv) there shall be a prima facie presumption that any and all prerequisites to the validity thereof shall have been performed, (v) the receipt of Trustee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for his or their purchase money and no such purchaser or purchasers, or his or their assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication or nonapplication thereof,
     (vi) to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar, both at law and in equity, against Grantor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Grantor, and (vii) to the extent and under such circumstances as are permitted by law, Beneficiary may be a purchaser at any such sale;

          (b)  The holder of this Deed of Trust,
in any action to foreclose it, shall be entitled to the appointment of a receiver. In case of a foreclosure sale, the Real Estate may be sold, at Beneficiary's election, in one parcel or in more than one parcel and Beneficiary is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Trust Property to be held.

          (c)  In the event of any breach of any
of the covenants, agreements, terms or conditions contained in this Deed of Trust, and notwithstanding to the contrary any exculpatory or non-recourse language which may be contained herein, Beneficiary shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

          (d)  The proceeds of any foreclosure or
sale of the Trust Property, or any portion thereof, shall be distributed and applied in accordance with all applicable provisions of the Indenture.

          (e)  Following any sale of the Trust
Property, or any part hereof, under the provisions of this instrument, all persons and parties in possession of the property sold shall be divested of any and all interest in and claim to the Trust
Property, and shall be obligated to immediately vacate the premises, and prior to such vacation shall be tenants at sufferance of the purchaser of the property sold and shall be subject to eviction in an action of forcible detainer; provided, the provisions of this subparagraph shall be subject to any agreements made in writing by Beneficiary with reference to any existing and/or future leases; provided, further, the purchaser at any foreclosure sale shall have the option but not the obligation to affirm any then existing leases or tenancies or otherwise succeed to the rights of Grantor thereunder.

          17.  Right of Beneficiary to Credit
Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Trust
Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Guaranty and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

          18.  Appointment of Receiver.  If an
Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Obligations or the interest of Grantor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Trust Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor
(except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Trust Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Trust Property unless such receivership is sooner terminated.

          19.  Extension, Release, etc.  (a)
Without affecting the lien or charge of this Deed of Trust upon any portion of the Trust Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the Obligations, (ii) extend the maturity or alter any of the terms of the Obligations or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary's option any parcel, portion or all of the Trust Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Obligations outstanding.

          (b)  No recovery of any judgment by
Beneficiary and no levy of an execution under any judgment upon the Trust Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

          (c)  If Beneficiary shall have the right
to foreclose this Deed of Trust, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust subject to the rights of any tenants of the Trust Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien of this Deed of Trust.

          (d)  Unless expressly provided
otherwise, in the event that ownership of this Deed of Trust and title to the Trust Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Trust Property for the amount secured hereby.

          20.  Assignment of Rents.  Grantor
hereby assigns to Beneficiary the Rents and Additional Rents as further security for the payment of the Obligations and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Trust Property for the purpose of collecting the same and to let the Trust
Property or any part thereof, and to apply the Rents and Additional Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are paid in full, but Beneficiary hereby waives the right to enter the Trust Property for the purpose of collecting the Rents and Additional Rents and Grantor shall be entitled to collect, receive, use and retain the Rents and Additional Rents; such right of Grantor to collect, receive, use and retain the Rents and Additional Rents may be revoked by Beneficiary upon and during the continuance of any Event of Default under this Deed of Trust by giving not less than five days' written notice of such revocation to Grantor; in the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits, shall pay monthly in advance to Beneficiary, or to any such receiver, the fair and reasonable rental value as determined by Beneficiary for the use and occupancy of the Trust Property or such part thereof as may be in the possession of Grantor or any affiliate of Grantor, and upon default in any such payment
Grantor and any such affiliate will vacate and surrender the possession of the Trust Property to Beneficiary or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

          21.  Trust Funds.  All lease security
deposits of the Real Estate held by Grantor shall be treated as trust funds not to be commingled with any other funds of Grantor. Within 10 days after request by Beneficiary, Grantor shall furnish Beneficiary satisfactory evidence of compliance with this subsection, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Beneficiary, which statement shall be certified by Grantor.

          22.  Additional Rights.  The holder of
any subordinate lien on the Trust Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon and during the continuance of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

          23.  Changes in Method of Taxation.  In
the event of the passage after the date hereof of any law of any Governmental Authority deducting from the value of the Premises for the purposes of taxation any lien thereon, or changing in any way the laws for the taxation of mortgages or debts secured thereby for federal, state or local purposes, or the manner of collection of any such taxes, and imposing a tax, either directly or indirectly, on mortgages or debts secured thereby, Grantor shall, if permitted by applicable law, assume as an Obligation hereunder the payment of any tax so imposed until full payment of the Obligations.

          24.  Notices.  All notices, requests,
demands and other communications hereunder shall be given in the manner provided in the Indenture.

          25.  No Oral Modification.  This Deed of
Trust may not be changed or terminated orally.
Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

          26.  Partial Invalidity.  In the event
any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included.
Notwithstanding anything to the contrary contained in this Deed of Trust or in any provisions of the Obligations or Security Documents, the obligations of Grantor and of any other obligor under the Obligations or Security Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

          27.  Waiver of Right of Redemption and
Other Rights. (a) Grantor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Trust Property upon and during the continuance of an Event of Default hereunder and any and all rights of redemption from sale under any order or decree of foreclosure
(whether full or partial), on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under each constituent of Grantor and on behalf of each and every person acquiring any interest in the Trust Property subsequent to the date hereof, it being the intent hereof that any and all such rights of redemption of each constituent of Grantor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. Each constituent of Grantor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to the Beneficiary, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

          (b)  To the fullest extent permitted by
law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Trust Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Trust Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Trust Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

          28.  Remedies Not Exclusive.
Beneficiary shall be entitled to enforce payment of the Obligations and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other
Security Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise.
Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary's right to realize upon or enforce any other security now or hereafter held by Beneficiary, it being agreed that Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Security
Documents to Beneficiary or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary. In no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Trust Property), be deemed a "mortgagee in possession," and Beneficiary shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

          29.  Multiple Security.  If (a) the
Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Trust Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Beneficiary to extend the Obligations, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Trust
Property or against any collateral other than the Trust Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Trust Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Deed of Trust nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings shall prejudice, limit or preclude Beneficiary's right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations
(directly or indirectly) in the most economical and least time-consuming manner.

          30.  Expenses; Indemnification.  (a)
Grantor shall pay or reimburse Beneficiary for all expenses incurred by Beneficiary before and after the date of this Deed of Trust with respect to any and all transactions contemplated by this Deed of Trust including without limitation, the preparation of any document reasonably required hereunder or any amendment, modification, restatement or supplement to this Deed of Trust, the delivery of any consent, non-disturbance agreement or similar document in connection with this Deed of Trust or the enforcement of any of Beneficiary's rights. Such expenses shall include, without limitation, all title and conveyancing charges, recording and filing fees and taxes, mortgage taxes, intangible personal property taxes, escrow fees, revenue and tax stamp expenses, insurance premiums (including title insurance premiums), title search and title rundown charges, brokerage commissions, finders' fees, placement fees, court costs, surveyors', photographers', appraisers', architects', engineers', consulting professional's, accountants' and attorneys' fees and disbursements. Grantor acknowledges that from time to time Grantor may receive statements for such expenses, including without limitation attorneys' fees and disbursements. Grantor shall pay such statements promptly upon receipt.

          (b)  If (i) any action or proceeding
shall be commenced by Beneficiary (including but not limited to any action to foreclose this Deed of Trust or to collect the Obligations), or any action or proceeding is commenced to which Beneficiary is made a party, or in which it becomes necessary to defend or uphold the lien of this Deed of Trust (including, without limitation, any proceeding or other action relating to the bankruptcy, insolvency or reorganization of
Grantor and/or any Subsidiary), or in which Beneficiary is served with any legal process, discovery notice or subpoena and (ii) in each of the foregoing instances such action or proceeding in any manner relates to or arises out of this Deed of Trust or Beneficiary's acceptance of the Guaranty, then Grantor will promptly reimburse or pay to Beneficiary all of the expenses which have been incurred by Beneficiary with respect to the foregoing (including reasonable counsel fees and disbursements), together with interest thereon at the Default Rate, and any such sum and the interest thereon shall be a lien on the Trust
Property, prior to any right, or title to, interest in or claim upon the Trust Property attaching or accruing subsequent to the lien of this Deed of Trust, and shall be deemed to be secured by this Deed of Trust. In any action or proceeding to foreclose this Deed of Trust, or to recover or collect the Obligations, the provisions of law respecting the recovering of costs, disbursements and allowances shall prevail unaffected by this covenant.

          (c)  Grantor shall indemnify and hold
harmless Beneficiary and Beneficiary's affiliates, and the respective directors, officers, agents and employees of Beneficiary and its affiliates from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) arising out of or based upon any matter related to this Deed of Trust, the Trust Property or the occupancy, ownership, maintenance or management of the Trust Property by Grantor, including, without limitation, any claims based on the alleged acts or omissions of any employee or agent of Grantor;
provided, however, that the foregoing
indemnification shall not apply to claims, damages and the like arising from the gross negligence or wilful misconduct of the party seeking indemnification. This indemnification shall be in addition to any other liability which Grantor may otherwise have to Beneficiary.

          31.  Successors and Assigns.  All
covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in its sole discretion it deems such waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrances and tenants of the Trust
Property, and shall inure to the benefit of Beneficiary, its successors and assigns. The word
"Grantor" shall be construed as if it read
"Grantors" whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

          32.  No Waivers, etc.  Any failure by
Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Trust
Property, any part of the security held for the Obligations secured by this Deed of Trust without, as to the remainder of the security, in anywise impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien.

          33.  GOVERNING LAW, ETC.  THIS DEED OF
TRUST SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE
REAL ESTATE IS LOCATED, EXCEPT THAT GRANTOR
EXPRESSLY ACKNOWLEDGES THAT BY ITS TERMS THE
INDENTURE AND THE GUARANTY SHALL BE GOVERNED AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF
CONFLICT OF LAW, AND FOR PURPOSES OF CONSISTENCY,
GRANTOR AGREES THAT IN ANY IN PERSONAM PROCEEDING
RELATED TO THIS DEED OF TRUST THE RIGHTS OF THE
PARTIES TO THIS DEED OF TRUST SHALL ALSO BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS
MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT
REGARD TO PRINCIPLES OF CONFLICT OF LAW.

          34.  Waiver of Trial by Jury.  Grantor
and Beneficiary each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Deed of Trust and for any counterclaim brought therein.
Grantor hereby waives all rights to interpose any counterclaim in any suit brought by Beneficiary hereunder (other than compulsory counterclaims and other counterclaims that must be interposed in connection with such suit under applicable law) and all rights to have any such suit consolidated with any separate suit, action or proceeding (it being understood and agreed, however, that Grantor shall have the right to raise any such claim in a separate suit, action or proceeding).

          35.  Certain Definitions.  Unless the
context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word "Grantor" shall mean "each Grantor or any subsequent owner or owners of the Trust Property or any part thereof or interest therein," the word
"Beneficiary" shall mean "Beneficiary or any successor collateral agent to the Beneficiary," the word "person" shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words "Trust Property" shall include any portion of the Trust Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience of reference only and in no way limit or amplify the provisions hereof.

          36.  Security Agreement under Uniform
Commercial Code. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a Security Agreement within the meaning of the Code. If an Event of Default shall occur and be continuing under this Deed of Trust, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Trust
Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Trust Property in accordance with Beneficiary's rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply).
If Beneficiary shall elect to proceed under the Code, then five days' notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys' fees and legal expenses.
At Beneficiary's request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

          (b) Grantor and Beneficiary agree, to
the extent permitted by law, that: (i) all of the goods described within the definition of the word
"Equipment" are or are to become fixtures on the Real Estate; (ii) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a "fixture filing" within the meaning of the Code; and (iii) the addresses of Grantor and Beneficiary are as set forth on the first page of this Deed of Trust.

          (c) Grantor, upon request by Beneficiary from time to time, shall execute, acknowledge and deliver to Beneficiary one or more separate security agreements, in form satisfactory to Beneficiary, covering all or any part of the Trust
Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Beneficiary may request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed of Trust and such security instrument.
Grantor further agrees to pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Beneficiary shall reasonably require.
Grantor shall from time to time, on request of Beneficiary, deliver to Beneficiary an inventory in reasonable detail of any of the Trust Property which constitutes personal property. If Grantor shall fail to furnish any financing or continuation statement within 10 days after request by Beneficiary, then pursuant to the provisions of the Code, Grantor hereby authorizes
Beneficiary, without the signature of Grantor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Beneficiary to proceed against any personal property encumbered by this Deed of Trust as real property, as set forth above.

          37.  Release Upon Payment and Discharge
of Grantor's Obligations. Beneficiary shall release this Deed of Trust and the lien hereof by proper instrument upon payment and discharge of all Obligations secured hereby (including payment of reasonable expenses incurred by Beneficiary in connection with the execution of such release) and upon full and complete performance of all of the Obligations. Beneficiary shall otherwise release this Deed of Trust and the lien hereof in accordance with the terms of Article XII of the Indenture.

          38.  Enforceability; Usury.  In no event
shall any provision of this Deed of Trust or any other instrument evidencing or securing the Obligations ever obligate Grantor to pay or allow
Beneficiary to collect interest on the Obligations secured hereby at a rate greater than the maximum non-usurious rate permitted by applicable law
(herein referred to as the "Highest Lawful Rate"), or obligate Grantor to pay any taxes, assessments, charges, insurance premiums or other amounts to the extent that such payments, when added to the interest payable on the Obligations, would be held to constitute the payment by Grantor of interest at a rate greater than the Highest Lawful Rate;
and this provision shall control over any provision to the contrary. To the extent the Highest Lawful Rate is determined by reference to the laws of the State of Texas, same shall be determined by reference to the indicated (weekly) rate ceiling (as defined and described in Texas
Revised Civil Statutes Article 5069-1.04, as amended) at the applicable time in effect.

          Without limiting the generality of the
foregoing, in the event the maturity of all or any part of the principal amount of the Obligations shall be accelerated for any reason, then such principal amount so accelerated shall be credited with any interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. If, pursuant to the terms of this instrument or the Obligations, any funds are applied to the payment of any part of the principal amount of the Obligations prior to the maturity thereof, then (a) any interest which would otherwise thereafter accrue on the principal amount so paid by such application shall be canceled, and (b) the Obligations remaining unpaid after such application shall be credited with the amount of all interest, if any, theretofore collected on the principal amount so paid by such application and remaining unearned at the date of said application; and if the funds so applied shall be sufficient to pay in full all the Obligations, then Beneficiary shall refund to Grantor all interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. Regardless of any other provision in this instrument, or in any of the written evidences of the Obligations, Grantor shall never be required to pay any unearned interest on the Obligations or any portion thereof, and shall never be required to pay interest thereon at a rate in excess of the Highest Lawful Rate construed by courts having competent jurisdiction thereof.

          39.  Homestead.  Grantor represents and
covenants that the Trust Property forms no part any property owned, used or claimed by Grantor as a business or residential homestead, or as exempt from forced sale under the laws of the State of Texas, and disclaims and renounces all and every such claim thereto.

          40.  Substitute Trustee.  In case of the
resignation of the Trustee, or the inability
(through death or otherwise), refusal or failure of the Trustee to act, or at the option of Beneficiary or the holder(s) of a majority of the Obligations for any other reason (which reason need not be stated), a Substitute Trustee may be named, constituted and appointed by Beneficiary or the holder(s) of a majority of the Obligations, without other formality than an appointment and designation in writing, which appointment and designation shall be full evidence of the right and authority to make the same and of all facts therein recited, and this conveyance shall vest in the Substitute Trustee the title, powers and duties herein conferred on the Trustee originally named herein, and the conveyance of the Substitute
Trustee to the purchaser(s) at any sale of the Trust Property of any part thereof shall be equally valid and effective. The right to appoint a Substitute Trustee shall exist as often and whenever from any of said causes, the Trustee, original or Substitute, resigns or cannot, will not or does not act, or Beneficiary or the holder(s) of a majority of the Obligations desires to appoint a new Trustee. No bond shall ever be required of the Trustee, original or Substitute.
The recitals in any conveyance made by the Trustee, original or Substitute, shall be accepted and construed in court and elsewhere as prima facie evidence and proof of the facts recited, and no other proof shall be required as to the request by Beneficiary or the holder(s) of a majority of the Obligations to the Trustee to enforce this Deed of Trust, or as to the notice of or holding of the sale, or as to any particulars thereof, or as to the resignation of the Trustee, original or Substitute, or as to the inability, refusal or failure of the Trustee, original or Substitute, to act, or as to the election of Beneficiary or the holder(s) of a majority of the Obligations to appoint a new Trustee, or as to appointment of a Substitute Trustee, and all prerequisites of said sale shall be presumed to have been performed; and each sale made under the powers herein granted shall be a perpetual bar against Grantor and the heirs, personal representatives, successors and assigns of Grantor. Trustee, original or substitute, is hereby authorized and empowered to appoint any one or more persons as attorney-in-fact to act as Trustee under him and in his name, place and stead in order to take any actions that Trustee is authorized and empowered to do hereunder, such appointment to be evidenced by an instrument signed and acknowledged by said
Trustee, original or Substitute; and all acts done by said attorney-in-fact shall be valid, lawful and binding as if done by said Trustee, original or Substitute, in person.

          41.  Indemnification of Trustee.  Except
for gross negligence or willful misconduct, Trustee shall not be liable for any act or omission or error of judgment. Trustee may rely on any document believed by him in good faith to be genuine. All money received by Trustee shall, until used or applied as herein provided, be held in trust, and Trustee shall not be liable for interest thereon. Grantor shall indemnify Trustee against all liability and expenses that he may incur in the performance of his duties hereunder except for gross negligence or willful misconduct.

          42.  Business or Commercial Purpose.
Grantor warrants that the extension of credit evidenced by the Obligations secured hereby is solely for business or commercial purposes, other than agricultural purposes. Grantor further warrants that the credit transaction evidenced by the Obligations is specifically exempted under
Section 226.3(a) of Regulation Z issued by the Board of Governors of the Federal Reserve System and Title 12 (Truth in Lending Act) and Section
1603 of Title 15 (General Provisions) of the
Consumer Credit Protection Act and that no disclosures are required to be given under such regulations and federal laws in connection with the above transaction.

          43.  Final Agreement.  In consideration
of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby confirms and agrees that this Deed of Trust
(including the schedules hereto), the Securities, any guarantees of the Securities executed by any guarantors and all other Loan Documents and loan papers together constitute a written "loan agreement" as defined in Section 26.02(a) of the Texas Business and Commerce Code.

          44.  Consistency with Other Documents.
If any provision hereof conflicts with any provisions of the Indenture, then the terms of the Indenture shall control to the extent of such conflict.

          45.  THIS WRITTEN LOAN AGREEMENT
REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES
AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,
CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF
THE PARTIES.

          This Deed of Trust has been duly
executed by Grantor on the date first above written.

ATTEST:
KOPPEL STEEL CORPORATION
By:  /S/ ELIZABETH B. KELLY
Name: Elizabeth B. Kelly
----------------------------
Title:  [Assistant] Secretary

By:  /S/ J. R. PARKER
------------------------
Name: John R. Parker
Title:  [Vice] President


[SEAL]

STATE OF NEW YORK        )
                         )    SS
COUNTY OF NEW YORK       )


          On this 26th day of July, 1995,
personally came John R. Parker and Elizabeth B.
Kelly, to be duly sworn by me, and did depose and say they executed the foregoing instrument in the firm name of Koppel Steel Corporation, the corporation therein mentioned for the purposes therein mentioned.


STEVEN MAHER
/S/ STEVEN MAHER
NOTARY PUBLIC, State of New York
Notary Public
No. 31-4973136
Qualified in New York County
[Notarial Stamp]
Certificate Filed in New York County
Commission Expires October 15, 1996

                         SCHEDULE A

                        DESCRIPTION

PARCEL I:

TRACT 1:

FIELD NOTES of a 39.743 acre tract of land situated in the John Steele Survey, Abstract No.
227, Chambers County, Texas, and being out of and a part of a 357.611 acre tract of land called
Tract No. One in a deed dated March 2, 1967, from
Theo Wilburn, et al, to United States Steel
Corporation and recorded in Volume 283 at Page
205, of the Deed Records of Chambers County,
Texas, and being the same tract of land called
40.000 acres in a deed dated February 18, 1982, from United States Steel Corporation to Hoesch
Tubular Products Company and recorded in Volume
495 at Page 296, of the Deed Records of Chambers
County, Texas. Said 39.743 acre tract of land is more particularly described by metes and bounds as follows, to-wit:

NOTE: All bearings are Lambert Grid bearings and all coordinates refer to the State Plane
Coordinate System, South Central Zone, 1927 Datum, as defined by Article 5300A of the Revised Civil
Statutes of the State of Texas.

BEGINNING at a 1/2 inch iron rod found for the Northeast corner of this tract of land, the Northeast corner of said 40.000 tract of land, and in the South line of the Continental Oil Company
10 foot right-of-way as described in a deed dated
February 5, 1979, from United States Steel
Corporation to continental Oil Company and recorded in Volume 432 at Page 328, of the Deed
Records of Chambers County, Texas.  From this
BEGINNING corner the Southeast corner of said
357.611 acre tract of land bears South 62 deg. 45
min. 15 sec. East, a distance of 4117.30
3,292,544.95.

THENCE South with the East line of this tract of land and the East line of said 40.000 acre tract of land, a distance of 1100.00 feet to a 1/2 inch iron rod set for the Southeast corner of this tract of land and the Southeast corner of said
40.000 acre tract of land;

THENCE West with the South line of this tract of land and the South line of said 40.000 acre tract of land, at 1267.68 feet the East line of the City of Baytown City Limits as described in an Industrial District Agreement dated December 31,
1990, between Hoesch Tubular Products Company and the City of Baytown, in all a total distance of 1272.47 feet to a 1/2 inch iron rod set for a corner of this tract of land, a corner of said
40.000 acre tract of land, and a corner of the said City of Baytown City Limits;

THENCE South 45 deg. 58 min. 03 sec. West, with the South or Southeast line of this tract of land, the South or Southeast line of said 40.000 acre tract of land, and the South or Southeast line of the City of Baytown City Limits, at 255.89 feet the East line of said Continental Oil Co. 10 foot right-of-way, at 269.80 feet the West line of said
Continental Oil Co. 10 foot right-of-way, at
408.00 feet set a 1/2 inch iron rod on line, in all a total distance of 439.14 feet to a point for a corner of this tract of land. Said point being in the North or Northeast edge of water of Cedar
Bayou;

THENCE in a Northwesterly direction with the South or Southwest line of this tract of land and the North or Northeast edge of water of Cedar Bayou the following courses:

     North 64 deg. 49 min. 20 sec. West, 113.96 feet;

North 54 deg. 21 min. 07 sec. West, 90.49 feet;
     North 63 deg. 08 min. 15 sec. West,
     110.51 feet to a point for a corner of
     this tract of land. Said point being in the Northwest line of the City of Baytown City Limits;

THENCE North 45 deg. 58 min. 03 sec. East, with the West or Southwest line of this tract of land, the West or Southwest line of said 40.000 acre tract of land, and the Northwest line of said City of Baytown City Limits, at 20.00 feet set a 1/2 inch iron rod on line, at 552.21 feet the West line of said Continental Oil Co. 10 foot right-of-way, in all a total distance of 566.12 feet to an "X" cut in concrete for a corner of this tract of land, a corner of said 40.000 acre tract of land, and a corner of said City of Baytown City Limits;

THENCE North with the West line of this tract of land, the West line of said 40.000 acre tract of land, the East line of said Continental Oil Co. 10 foot right-of-way, and the West line of said City of Baytown City Limits, a distance of 860.59 feet to a 1/2 inch iron rod set for the Northwest corner of this tract of land, the Northwest corner of said 40.000 acre tract of land, a corner of said Continental Oil Co. 10 foot right-of-way, and the Northwest corner of said City of Baytown City
Limits;

THENCE East with the North line of this tract of land, the North line of said 40.000 acre tract of land, the South line of said Continental Oil Co.
10 foot right-of-way, and the North line of said
City of Baytown City Limits, at 24.65 feet set a 1/2 inch iron rod for the West right-of-way line of a 1.777 acre tract of land conveyed for a 100 foot wide road easement and right of way to Hoesch
Tubular Products by USX Corporation, as amended
July 2, 1990 and recorded in Volume 116 at Page
488 and Volume 116, at Page 493 of the Official
Public Records of Chambers County, Texas, at 80.00 feet the centerline of said 100 foot road right-of-way, at 135.35 feet set a 1/2 inch iron rod for the East right-of-way line of said 100 foot road right-of-way, at 188.75 feet the Northeast corner of said City of Baytown City Limits, in all a total distance of 1456.44 feet to the PLACE OF
BEGINNING, containing within said boundaries
39.743 acres of land.
TRACTS 2 and 3:  EASEMENT ESTATE

FIELD NOTES of a 1.777 acre tract of land situated in the John Steele Survey, Abstract No. 227,
Chambers County, Texas, and being out of and a part of a 357.611 acre tract of land called Tract
No. One, conveyed to United States Steel
Corporation by Theo Wilburn, et al, by deed dated
March 2, 1967 and recorded in Volume 283 at Page
205 of the Deed Records of Chambers County, Texas, and being that same 1.777 acre tract of land conveyed for a 100 foot wide road easement right-of-way to Hoesch Tubular Products Company by USX
Corporation, created by instrument recorded in Volume 116 at Page 488 as amended July 2, 1990
Volume 116 at Page 493 of the Official Public
Records of Chambers County, Texas. This 1.777 acre tract of land is more particularly described by metes and bounds as follow, to-wit:

NOTE: All bearings are Lambert Grid bearings and all coordinates refer to the State Plane
Coordinate System, South Central Zone, 1927 Datum, as defined by Article 5300A of the Revised Civil
Statutes of the State of Texas.

BEGINNING at a 1/2 inch iron rod set for the Southwest corner of this tract of land, in the North line of a called 40 acre tract of land that was conveyed to Hoesch Tubular Products Company by United States Steel Corporation by deed dated
February 18, 1982 and recorded in Volume 495 at
Page 296 of the Deed Records of Chambers County,
Texas and in the South line of a 10 foot wide right-of-way conveyed to Continental Oil Company by United States Steel Corporation by deed dated
February 5, 1979 and recorded in Volume 432 at
Page 328 of the Deed Records of Chambers County,
Texas, with certain rights assigned to Hoesch
Tubular Products Company by instrument dated
February 18, 1982 and recorded in Volume 496 at
Page 199 of the Deed Records of Chambers County,
Texas. From this BEGINNING corner a 1/2 inch iron rod found for the Northwest corner of said 40 acre tract of land bears West a distance of 24.65
3,291.113.33;

THENCE North 25 deg. 25 min. 20 sec. West, with the West line of this tract of land a distance of
746.42 feet to a 1/2 inch iron rod set for the Northwest corner of this tract of land and in the South right-of-way line of Spur No. 55, a State
Highway 240 feet wide;

THENCE in a Northeasterly direction with the North
line of this tract of land and the South right-of-
way line of Spur No. 55, a curve to the left
(concave to the Northwest) having a central angle
of 01 deg. 55 min. 37 sec., a radius of  2984.86
feet, an arc length of 100.39 feet and a chord of North 59 deg. 26 min. 41 sec. East, 100.38 feet to a 1/2 inch iron rod set for the Northeast corner of this tract of land and in the South right-of-way line of Spur No. 55;

THENCE South 25 deg. 25 min. 20 sec. East, with the East line of this tract of land a distance of
802.92 feet to a 1/2 inch iron rod set for the Southeast corner of this tract of land, in the North line of said 40 acre tract of land and in the South line of said Continental Oil Company right-of-way;

THENCE West with the South line of this tract of land, the North line of said 40 acre tract of land and the South line of said Continental Oil Company right-of-way a distance of 110.70 feet to the PLACE OF BEGINNING, containing with said boundaries 1.777 acres of land.

Tract 4:  Easement Estate created by that certain
Rail Use and Easement Agreement dated December 22,
1981 (Effective February 25, 1982), recorded in
Volume 495, Page 312, of the Deed Records of
Chambers County, Texas, executed by and between United States Steel Corporation and Hoesch Tubular
Products Company.

Tract 5:  Easement Estate created by that certain
Electric Power and Easement Agreement dated
December 22, 1981 (Effective February 25, 1982), recorded in Volume 495, Page 318, of the Deed
Records of Chambers County, Texas, executed by and between United States Steel Corporation, USS
Realty Development Division and Hoesch Tubular
Products Company.

Tract 6:  Easement Estate created by that certain
Gas, Industrial Waste Disposal and Sewer Line
Easement Agreement dated December 22, 1981
(Effective February 25, 1982), recorded in Volume
495, Page 324, of the Deed Records of Chambers
County, Texas, executed by and between United
States Steel Corporation, USS Realty Development
Division and Hoesch Tubular Products Company.


PARCEL II:

FEE SIMPLE - TRACT NO. 1

FIELD NOTES of a 14.964 acre tract of land surveyed for NS Group Inc., and situated in the John Steele Survey, Abstract No. 227, Chambers
County, Texas. This 14.964 acre tract of land is out of and a part of a 357.611 acre tract of land described as Tract No. One in a deed dated
March 2, 1967, from Theo Wilburn, et al, to United
States Steel Corporation and recorded in Volume
283 at Page 205 of the Deed Records of Chambers
County, Texas. This 14.964 acre tract of land is more particularly described by metes and bounds as follows, to-wit:

NOTE:  ALL BEARINGS ARE LAMBERT GRID BEARINGS AND
ALL COORDINATES REFER TO THE STATE PLANE
COORDINATE SYSTEM, SOUTH CENTRAL ZONE, AS DEFINED
BY ARTICLE 5300A OF THE REVISED CIVIL STATUTES OF
THE STATE OF TEXAS, 1927 DATUM.  ALL DISTANCES ARE
ACTUAL DISTANCES.

BEGINNING at 3/4 inch iron rod found for the Northeast corner of this tract of land in the South line of a 39.743 acre tract of land called
40 acres in a deed dated February 18, 1982, from United States Steel Corporation to Hoesch Tubular
Products and recorded in Volume 495 at Page 296 of the Deed Records of Chambers County, Texas. From this corner an iron rod found for the Southeast corner of said 40 acre tract bears EAST 673.04 feet. This BEGINNING corner has a State Plane
3,291,871.99;

THENCE SOUTH with the East line of this tract of land a distance of 850.87 feet to a 5/8 inch iron rod found for the Southeast corner of this tract of land in the South line of said 357.611 acre tract of land and in the North line of a 126.322 acre tract of land conveyed to United States Steel
Corporation by McDonough Co. by deed dated June
30, 1967, and recorded in Volume 288 at Page 394 of the Deed Records of Chambers County, Texas.
From this corner an iron rod found for the Northeast corner of said 126.322 acre tract of land bears North 88 deg. 12 min. 00 sec. East, 1318.29 feet;

THENCE South 88 deg. 12 min. 00 sec. West, with the South line of this tract, the South line of said 357.611 acre tract and the North line of said
126.322 acre tract of land, at 642.53 feet set a 1/2 inch iron rod in line, in all a total distance of 662.53 feet to a point for the Southwest corner of this tract of land on the East bank of Cedar
Bayou;

THENCE in a Northerly direction with the West line of this tract and the East bank of Cedar Bayou the following courses:

     North 14 deg. 05 min. 17 sec. West, 114.24 feet;
     North 03 deg. 06 min. 42 sec. East, 24.34 feet;
     North 14 deg. 34 min. 01 sec. East, 37.54 feet;
     North 28 deg. 23 min. 23 sec. West, 53.66 feet;
     North 27 deg. 42 min. 31 sec. West, 219.82 feet;
     North 55 deg. 09 min. 34 sec. East, 11.27 feet;
     North 31 deg. 25 min. 43 sec. West, 70.24 feet;
     South 62 deg. 57 min. 57 sec. West, 13.86 feet;
     North 56 deg. 13 min. 12 sec. West, 43.99 feet;
     North 12 deg. 38 min. 29 sec. West, 48.54 feet;
     North 45 deg. 10 min. 35 sec. West, 30.09 feet to a point for the Northwest corner of this tract of land and the Southwest corner of the Hoesch 40 acre tract of land;

THENCE North 45 deg. 58 min. 03 sec. East, with the Northwest line of this tract and the Southeast line of said 40 acre tract, at 30.52 feet found a 1/2 inch iron rod in line, in all a total distance of 439.24 feet to a 5/8 inch iron rod found for the most Northern Northwest corner of this tract of land and a corner of said 40 acre tract of land;

THENCE EAST with the North line of this tract and the South line of said 40 acre tract, a distance of 599.43 feet to the PLACE OF BEGINNING, containing within said boundaries 14.964 acres of land.


EASEMENT ESTATE:  TRACT NO. 2

FIELD NOTES of the centerline of an existing road surveyed for NS Group, Inc., and situated in the John Steele Survey, Abstract No. 227, Chambers
County, Texas. This road is out of and a part of a 357.611 acre tract called Tract No. One that was conveyed to United Steel Corporation by Theo
Wilburn, et al by deed dated March 2, 1967, and recorded in Volume 283 at Page 205 of the Deed
Records of Chambers County, Texas, and being out of and a part of a 126.322 tract of land conveyed to United States Steel Corporation by McDonough
Co., by deed dated June 30, 1967, and recorded in Volume 288 at Page 394 of the Deed Records of
Chambers County, Texas. This centerline is more particularly described by metes and bounds as follows, to-wit:

NOTE:  ALL BEARINGS ARE LAMBERT GRID BEARINGS AND
ALL COORDINATES REFER TO THE STATE PLANE
COORDINATE SYSTEM, SOUTH CENTRAL ZONE, AS DEFINED
BY ARTICLE 5300A OF THE REVISED CIVIL STATUTES OF
THE STATE OF TEXAS, 1927 DATUM.  ALL DISTANCES ARE
ACTUAL DISTANCES.

BEGINNING at a point in the center of this existing road and in the West right-of-way line of f.M Highway No. 1405, 300 foot right-of-way. From this point a 1-1/4 inch galvanized iron pipe found at the intersection of the West right-of-way line of Highway No. 1405 with the South line of said
357.611 acre tract of land bears South 03 deg. 09 min. 06 sec. East, 26.49 feet. This BEGINNING point has a State Plane Coordinate Value
3,296,043.92;

THENCE South 85 deg. 32 min. 52 sec. West, with the centerline of this existing road, at 2856.95 feet cross the West line of said 357.611 acre tract and the East line of said 126.322 acre tract of land, in all a total distance of 3659.65 feet to a point for a PI in the centerline of this road;

THENCE with the centerline of this road the following courses:

     South 86 deg. 25 min. 19 sec. West, 100.97 feet;
     North 78 deg. 44 min. 28 sec. West, 98.37 feet;
     North 60 deg. 13 min. 09 sec. West, 97.07 feet;
     North 41 deg. 24 min. 14 sec. West, 98.23 feet;
     North 38 deg. 52 min. 18 sec. West, at 93.33
     feet cross the North line of said 126.322
     acre tract and the South line of said 357.611
     acre tract, in all a total distance of 99.24 feet;
     North 54 deg. 55 min. 05 sec. West, 96.98 feet;
     South 87 deg. 45 min. 01 sec. West, 35.71 feet to a point for the END of this centerline in the East line of a 14.964 acre tract of land surveyed this day. A 5/8 inch iron rod found for the Southeast corner of said 14.964 acre tract of land bears SOUTH
     62.85 feet.

                         SCHEDULE B

                     EXCLUDED PROPERTY

          a)   Any and all Collateral (as defined
in that certain Revolving Credit, Guaranty and Security Agreement dated as of July 28, 1995 by and between Newport Steel Corporation, Koppel
Steel Corporation and Imperial Adhesives, Inc., as borrowers, NS Group, Inc., Erlanger Tubular
Corporation, Northern Kentucky Air, Inc. and
Northern Kentucky Management, Inc., as guarantors,
The Bank of New York Commercial Corporation, as
Lender, as ACM Agent and as Co-Agent, and PNC Bank
Ohio, National Association, as Lender and as Co-
Agent, and other lenders parties thereto).

          b)   Any and all intellectual property
rights and interests, including, without limitation, any and all trade names, trade marks, copyrights, trade secrets and patents.

          c)   Any and all vehicles and rolling
stock.

          d)   Any and all leased Equipment if and
to the extent the terms and conditions of the applicable lease documentation prohibit, restrict or require consent in connection with the creation of liens and security interests with respect to such Equipment.

          e)   Any and all general intangibles.

          f)   Stripper Crane subject to Contract
for Lease and Rent dated September 6, 1977 between
City of Wilder, Kentucky and Interlake, Inc., recorded at Misc. Book 82, page 401, and Sublease dated April 15, 1981 between Interlake, Inc. and
Newport Steel Corporation, recorded at Misc. Book
95, page 101, provided, however, that such Stripper Crane shall case to be Excluded Property at such time (if ever) as all consents required in connection with the granting of liens and security interests with respect to such Stripper Crane under such Lease and Sublease have been obtained.

          g)   Any and all Equipment described in
a certain Security Agreement, dated as of February
13, 1992, together with all exhibits, supplements, addenda and amendments thereto in existence or effect on the date hereof or hereafter.